Exhibit 10.2

October 31, 2012

Michael B. McCallister
Chairman and Chief Executive Officer
500 West Main Street
Louisville, Kentucky 40202

Re:  Non-Executive Chairmanship and Related Matters

Dear Mike:

This letter is intended to set forth our mutual understanding regarding your anticipated service as Non-Executive Chairman (“Chairman”) of the Board of Directors of Humana Inc. (the “Company”).  You have provided notice that you intend to retire as Chief Executive Officer of the Company effective as of December 31, 2012.  You and the Company agree that your service as Chairman will commence on January 1, 2013.  The period during which you serve as Chairman is referred to in this letter as the “Term.”

During the Term, you will receive an annual Chairman’s retainer in the amount of $175,000.  This will be in addition to any other compensation to which you are entitled as a member of the Board of Directors.  You will be provided office space at one of the Company’s existing facilities in Louisville (other than the corporate headquarters at 500 W. Main Street) and you will have access to administrative and other customary support, in each case as necessary to perform your duties as Chairman.  Your current administrative assistant will become part of the Company’s Office of the Chief Executive.

Reference is made to your Amended and Restated Employment Agreement dated as of May 16, 2008 (the “Employment Agreement”).  The Company hereby exercises its option under Section 14(a) of the Employment Agreement to enforce the restrictive covenant set forth therein.  You and the Company agree that the restrictive covenants will apply during the period commencing on January 1, 2013 and ending on the second anniversary of the termination of your service as a member of the Board.  As provided in Section 14(a) of the Employment Agreement, the Company will pay you in a lump sum on or before January 31, 2013 in the amount of $2,170,000, which represents two times your current base salary.  This amount is in addition to your annual bonus for 2012 which will be paid in the ordinary course.  The Company will continue to provide you benefits (i) during the Term, under either the medical, accident and life insurance plans available to members of the Company’s Board of Directors attached hereto as Exhibit A or the letter agreement with Company officers concerning health insurance availability (as described in Exhibit 10(mm) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1994) attached hereto as Exhibit B (the “Officer’s Plan”); and (ii) after the Term, under the Officers Plan (which for clarity will extend until you or your spouse are eligible for Medicare).

Finally, the Company agrees that you will be entitled to purchase the painting currently located in your office at its appraised value of $7,500 and the desk in your office at its appraised value of $6,500.

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please confirm by signing below.

Very truly yours,

Humana Inc.

	By:	/s/ James H. Bloem
	Name:	James H. Bloem
	Title:	Senior Vice President, Chief Financial Officer &
Treasurer

Accepted and agreed this 31st day of October, 2012:

/s/ Michael B. McCallister
Michael B. McCallister

Exhibit A

Board of Directors Medical, Accident and Life Insurance Plans

DIRECTOR COMPENSATION

2013 Director Compensation Program (a)
Annual Retainer (2)	$85,000
Non-Employee Chairman of the Board Additional Annual Retainer (1)	$175,000
Lead Independent Director Additional Annual Retainer	$25,000
Committee Chairman fee per year: 1. Audit Committee Chair 2. Organization & Compensation Committee Chair 3. All other Committee Chairs	$25,000 $18,000 $12,000
Executive Committee Member fee per year (1)	$12,000
Common Stock per year (1st Business Day of January) (1)(3)	$140,000 in common stock (variable # of shares)
Charitable Contributions Annual Match	up to $25,000
Group Life and Accidental Death Insurance — (except Chairman)	$150,000 of coverage
Group Life and Accidental Death Insurance—Chairman (1)	$400,000 of coverage
Business Travel Accident Insurance	$250,000 of coverage
Restricted Stock Units Granted Initial Date of Election (2)	Restricted Stock Unit grant equal to the dollar value of the then current annual stock grant for directors
Medical and Dental	Directors may elect to participate in the medical and dental programs offered to Humana associates at a comparable rate as paid by associates.
(1)	Only applicable to non-employee directors.
(2)	Effective December 9, 2010, this initial award of Restricted Stock Units is forfeited if the director serves less than one year on the Company’s Board of Directors.
(3)	Effective January 1, 2013, this annual stock award will be prorated if a director leaves the Board during the year for any reason.

(a) Adopted as of 10/18/12

Exhibit B

Officers Plan

MEMO TO: Officers - Humana Inc.

COPY TO:

FROM:

DATE:

SUBJECT:  EXTENDED HEALTH BENEFIT

This is to advise you that the Compensation Committee of the Board of Directors has decided to make available an extended post-termination health insurance benefit to persons who are officers of Humana Inc.

Such benefit will apply to persons who are officers at the time of termination whether such termination is voluntary or involuntary or by reason of disability or retirement; provided, that the benefit will not be available if termination shall be for cause.

Participants will be entitled to continuation of health coverage, under an insured program available to Humana employees, until age sixty-five (65) by paying an amount for such coverage calculated in the manner provided under the Consolidated Omnibus Budget Reconciliation Act (COBRA).  This amount is equal to the total premium for such coverage, plus a small administrative fee.  Each participant's spouse also shall be entitled, as participant's dependent, to continuation of health insurance coverage until the spouse reaches age sixty-five (65) under the same plans as the participant and subject to the same terms and cost of coverage under those plans as the participant.  However, once the participant or spouse reaches age sixty-five (65) and is entitled to coverage under Medicare (or its successor), the Medicare-eligible individual shall not be entitled to dependent coverage under the other's coverage.  If the participant discontinues coverage for any reason, coverage will not be reinstated.